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                                                                EXHIBIT 99.8(w)

                       SHAREHOLDER INFORMATION AGREEMENT
            Under Rule 22c-2 of the Investment Company Act of 1940

   This Agreement is effective as of April 16, 2007, by and between OppenheimerFunds Services ("OFS"), a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc. ("Distributor") and referred together with OFS as "Oppenheimer" and Minnesota Life Insurance Company (the "Intermediary") and all future affiliates as parties to the Intermediary Agreement (the "Agreement").

   WHEREAS, Intermediary has established one or more separate accounts ("Account" or "Accounts"), which may also be composed of several sub-accounts, through which Intermediary offers certain group and individual variable life or annuity contracts ("Contract" or "Contracts") that make available as investment options one or more of such sub-accounts which, in turn, invest in shares of one or more of the Fund's portfolios ("Portfolios"); and

   WHEREAS, in accordance with the terms of a Contract, the owner of the Contract may allocate and reallocate Contract values among sub-accounts and Portfolios from time to time; and

   WHEREAS, Intermediary and its Accounts have been identified by the Fund as a "financial intermediary"; and

   WHEREAS, pursuant to Rule 22c-2 under the Investment Company Act of 1940, as amended ("Rule 22c-2"), Oppenheimer, on behalf of the Funds, is required to enter into a written agreement with the Intermediary;

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Oppenheimer, on behalf of the Funds, and the Intermediary hereby agree as follows:

A.  Shareholder Information

     1. Agreement to Provide Information. The Intermediary agrees to provide to the Fund or its designee, promptly upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) holding Shares through an account maintained by the Intermediary, the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date, and transaction type (purchase, redemption, transfer, or exchange), of every purchase, redemption, transfer, or exchange of Shares held through such account during the period covered by the request.

         This section shall be read to require Intermediary to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

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         If the Fund wishes to request Intermediary to provide information in addition to that recited in this Section 1, it shall provide Intermediary with the details of that additionally requested information together with a suggested format for Intermediary's response.

         Requests from the Fund to Intermediary should include the Fund name and identification number, Intermediary's Fund Account number and method of response, and the address to which Intermediary must respond with the requested information.

         a. Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

         b. Form and Timing of Response. (1) The Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section A.1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A.1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either: (i) provide or arrange to have provided to the Fund or its designee the information set forth in Section A.1 for those Shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Additionally, the Intermediary agrees to inform the Fund or its designee whether it plans to perform (i) or (ii). (2) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. (3) To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format provided, however, the Fund shall not require the Intermediary to report to the Fund using the NSCC Standardized Data Reporting Service. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2.

         c. Limitations on Use of Information. The Fund or its designee agrees not to use the information received hereunder for marketing or any other similar purpose without the prior written consent of the Intermediary.

B.  Execution of Trading Restriction Instructions

1. Agreement to Restrict Trading. The Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder holding Shares through an account maintained by the Intermediary that has been identified by the Fund or its designee as having engaged in transactions of the Shares (directly or indirectly through the Intermediary's account) that violate policies established or utilized by the Fund for the purpose of eliminating or

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    reducing any dilution of the value of the outstanding Shares issued by the
    Fund (e.g., market timing and late trading policies). Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary in writing and in a format mutually agreed upon by the parties.

     a. Form of Instructions. The Fund's or its designee's instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, a copy of the Fund's publicly disclosed policies relating to eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

     b. Timing of Response. The Intermediary agrees to execute the Fund's or its designee's instructions pursuant to Section B.1 as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

     c. Confirmation by the Intermediary. The Intermediary must provide written confirmation to the Fund or its designee that the Fund's or its designee's instructions pursuant to Section B.1 have been executed. The Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

C.  Effective Date

   This Agreement shall be effective as of April 16, 2007, or such earlier date as agreed to between the parties, provided that the provisions dealing with the Fund's ability to request and receive transmissions of shareholder data shall be effective October 16, 2007.

D.  Definitions

   For purposes of this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

1. The term "Funds" includes the Fund's principal underwriter and transfer agent. The term does not include any "excepted fees" as outlined in Rule 22c-2(b) under the Investment Company Act of 1940 ("'40 Act")./1/

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/1/  As defined in SEC Rule 22c-2(b), the term "excepted fund" means any:
     (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of

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2.  The term "Participation Agreement" means the Participation Agreement between the Intermediary and Oppenheimer, and any other agreements between Intermediary and Oppenheimer or the Funds or any of their affiliates or any Fund's transfer agent relating to the Intermediary's processing of transactions in Shares.

3. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the '40 Act, as amended, that are held by the Intermediary.

4. The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name. With respect to any Shares held by a retirement plan ("Plan"), the term "Shareholder" also means the Plan participant, notwithstanding that the Plan may be deemed to be the beneficial owner of Shares. With respect to any Shares held by insurance companies, the term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

5. The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Portfolio as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit;
    (iii) one-time step-up in Contract value pursuant to a Contract death benefit; or (iv) allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract.

6. The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

7.  The term "written" includes electronic writings and facsimile transmissions.

8. The term "Intermediary" means a "financial intermediary" as defined in SEC Rule 22c-2 and shall include an "Account."

9. The term "purchase" does not include the automatic reinvestment of dividends.

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    its Securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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10. The term "promptly" as used in Section A.1.b means as soon as practicable but in no event later than ten (10) business days from the Intermediary's receipt of the request for information from the Fund or its designee.

E.  Construction.

1. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Fund by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control. This Agreement shall be governed by and construed with the laws of the State of New York.

F.  Termination.

   This Agreement will terminate upon Intermediary ceasing to be a "financial intermediary" under Rule 22c-2 of the Investment Company Act, with respect to the Fund, except that the Fund may request information, subject to the terms of this agreement for transactions occurring prior to termination.

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   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MINNESOTA LIFE INSURANCE COMPANY

By:
      --------------------------------
      Bruce P. Shay
      Senior Vice President
Date:
      --------------------------------

OPPENHEIMERFUNDS SERVICES
(a division of OppenheimerFunds, Inc.)

By:
      --------------------------------
      Susan Cornwell
      Senior Vice President
Date:
      --------------------------------

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

By:
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      James Ruff
      President
Date:
      --------------------------------

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